Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2020

Key Developments:

•	Implemented COVID-19 plans and precautions to protect the health and safety of our workforce and the communities where we operate and to maintain business continuity
•	Reduced Exploration and Production (E&P) capital and exploratory budget for 2020 by 37 percent to $1.9 billion from the original budget of $3.0 billion
•	Have crude oil put options in place for more than 80 percent of forecast 2020 net oil production; fair value of $1.1 billion at March 31, 2020
•

Chartered three very large crude carriers (VLCCs) to store 2 million barrels each of May, June and July Bakken crude oil production expected to be sold in the fourth quarter of 2020, to maximize the value of Hess production

First Quarter Financial and Operational Highlights:

•

Net loss was $2,433 million, or $8.00 per common share, including impairment and other after-tax charges of $2,251 million resulting from the low price environment, compared with net income of $32 million, or $0.09 per common share, in the first quarter of 2019.  Adjusted net loss[1] was $182 million, or $0.60 per common share, in the first quarter of 2020

•

Oil and gas net production, excluding Libya, averaged 344,000 barrels of oil equivalent per day (boepd), up from 278,000 boepd in the first quarter of 2019; Bakken net production was 190,000 boepd, up 46 percent from 130,000 boepd in the prior-year quarter

•	E&P capital and exploratory expenditures were $631 million, compared with $542 million in the prior-year quarter
•	Cash and cash equivalents, excluding Midstream, were $2.1 billion at March 31, 2020

2020 Revised Full Year Guidance:

•	Oil and gas production, excluding Libya, is forecast to be approximately 320,000 boepd
•	E&P capital and exploratory expenditures are projected to be $1.9 billion

NEW YORK, May 7, 2020 — Hess Corporation (NYSE: HES) today reported a net loss of $2,433 million, or $8.00 per common share, in the first quarter of 2020, including impairment and other after-tax charges of $2,251 million resulting from the low price environment, compared with net income of $32 million, or $0.09 per common share, in the first quarter of 2019.  On an adjusted basis, the

[1]	“Adjusted net income (loss)” is a non‑GAAP financial measure. The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 8 and 9.

Corporation reported a net loss of $182 million, or $0.60 per common share, in the first quarter of 2020.  The decrease in after-tax adjusted results compared with the prior-year period primarily reflects lower realized selling prices, partially offset by higher production volumes.

“Our priorities in this low price environment are to preserve cash, preserve capability and preserve the long term value of our assets,” CEO John Hess said.  “Our company is in a strong position to manage through this market downturn and to prosper when oil prices recover – with our low cost of supply and high return investments that will drive material cash flow growth and increasing financial returns.”

After-tax income (loss) by major operating activity was as follows:

	Three Months Ended
	March 31,
	(unaudited)
	2020	2019
	(In millions, except per share amounts)

Net Income (Loss) Attributable to Hess Corporation:
Exploration and Production	$(2,371)	$109
Midstream	61	37
Corporate, Interest and Other	(123)	(114)
Net income (loss) attributable to Hess Corporation	$(2,433)	$32
Net income (loss) per common share (diluted) (a)	$(8.00)	$0.09

Adjusted Net Income (Loss) Attributable to Hess Corporation:
Exploration and Production	$(120)	$109
Midstream	61	37
Corporate, Interest and Other	(123)	(114)
Adjusted net income (loss) attributable to Hess Corporation	$(182)	$32
Adjusted net income (loss) per common share (diluted) (a)	$(0.60)	$0.09

Weighted average number of shares (diluted)	304.0	299.7
(a)	Calculated as net income (loss) attributable to Hess Corporation less preferred stock dividends, divided by weighted average number of diluted shares.

Hess Response to Global Pandemic and Market Conditions:

The coronavirus (COVID-19) pandemic continues to have a profound impact on society and industry.  The Corporation’s first priority in the midst of the pandemic has been the health and safety of the Hess workforce and local communities.  A multidisciplinary Hess emergency response team has been overseeing plans and precautions to reduce the risks of COVID-19 in the work environment while maintaining business continuity based on the most current recommendations by government and public health agencies.

In addition to the global health concerns of COVID-19, the pandemic has severely impacted demand for oil.  In response to the resulting sharp decline in oil prices, the Corporation’s focus is on preserving cash and capability, while protecting the long-term value of its assets.  Hess has further reduced its E&P capital and exploratory budget for 2020 to $1.9 billion, a 37 percent reduction from the original budget of $3.0 billion.  This reduction will be achieved primarily by shifting from six rigs to one rig in the Bakken and deferring discretionary spending across the portfolio including a six to twelve month deferral in the development of the Payara Field and reduced 2020 drilling activity on the Stabroek Block offshore Guyana.

As a result of the unprecedented reduction in demand due to COVID-19, commercial storage in the United States is expected to reach capacity in the second quarter, which is requiring curtailments and shut-ins of production by the industry.  To maximize the value of Hess production, the Corporation has chartered three VLCCs to store 2 million barrels each of May, June and July Bakken crude oil production that is expected to be sold in the fourth quarter of 2020.

Slowing economic activity caused by the pandemic has impacted natural gas nominations at the North Malay Basin (NMB) and JDA assets in Southeast Asia.  Production in the first quarter for NMB and JDA was 58,000 boepd compared to 68,000 boepd in the year ago quarter.  Nominations have been reduced due to the decline in business activity and production from NMB and JDA is forecast to be approximately 35,000 boepd in the second quarter and approximately 50,000 boepd in 2020.  In Guyana, the operator has temporarily idled two of the four drilling rigs on the Stabroek Block due to pandemic-related travel restrictions.  The Liza Destiny floating production, offloading, and storage vessel (FPSO) is expected to reach its full capacity of 120,000 gross barrels of oil per day (bopd) in June, with April gross production of approximately 75,000 bopd.  Despite pandemic-related delays, the Liza Phase 2 development remains on schedule to start production in 2022.

Exploration and Production:

E&P net loss was $2,371 million in the first quarter of 2020, compared with net income of $109 million in the first quarter of 2019.  On an adjusted basis, E&P’s first quarter 2020 net loss was $120 million.  The Corporation’s average realized crude oil selling price, including the effect of hedging, was $45.94 per barrel in the first quarter of 2020, compared with $55.91 per barrel in the prior-year quarter.  The average realized natural gas liquids (NGL) selling price in the first quarter of 2020 was $9.32 per barrel, compared with $18.46 per barrel in the prior-year quarter, while the average realized natural gas selling price was $3.16 per mcf, compared with $4.43 per mcf in the first quarter of 2019.

Net production, excluding Libya, was 344,000 boepd in the first quarter of 2020, up 24 percent from first quarter 2019 net production of 278,000 boepd.  The improved performance primarily resulted from a 46 percent increase in Bakken production and the first full quarter of production at the Liza Field, offshore Guyana, which commenced production in December 2019.  Libya net production was 5,000 boepd in the first quarter of 2020 and 21,000 boepd in the first quarter of 2019, reflecting the Libyan National Oil Corporation’s declaration of force majeure in January 2020 due to civil unrest.

Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $9.70 per barrel of oil equivalent (boe) in the first quarter of 2020, compared with $11.00 per boe in the prior-year quarter.

Operational Highlights for the First Quarter of 2020:

Bakken (Onshore U.S.):  Net production from the Bakken increased to 190,000 boepd from 130,000 boepd in the prior-year quarter, with net oil production up 34 percent to 114,000 bopd from 85,000 bopd, primarily due to increased drilling activity and improved well performance.  Natural gas and NGL production were also higher due to the increased drilling activity, additional natural gas captured and processed at the Little Missouri 4 natural gas processing plant that commenced operations in July 2019, and additional volumes received under percentage of proceeds contracts resulting from lower prices.  The Corporation operated six rigs in the first quarter, drilling 41 wells, completing 50 wells and bringing 37 new wells online.  As previously announced, the Corporation plans to reduce the rig count to one by the end of May and 2020 net production is forecast to average approximately 175,000 boepd.

Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 74,000 boepd, compared with 70,000 boepd in the prior-year quarter.  The Esox-1 oil discovery in Mississippi Canyon (Hess – 57 percent) achieved first production in February as a low-cost tieback to the Tubular Bells production facilities.

Guyana (Offshore):  On the Stabroek Block (Hess – 30 percent), the Corporation’s net production from the Liza Field averaged 15,000 bopd in the first quarter of 2020.  The operator, Esso Exploration and Production Guyana Limited, expects the Liza Destiny FPSO to reach full capacity of 120,000 gross bopd in June.  The first one million barrel cargo of oil allocated to Hess was sold in March 2020.

Phase two of the Liza Field development, which will utilize the Liza Unity FPSO with an expected capacity of up to 220,000 gross bopd, remains on target to achieve first oil in 2022.  A third development, Payara, with expected production capacity of up to 220,000 gross bopd, is planned.  Pending government approval to proceed, some 2020 activities at Payara are now being deferred, creating a potential delay in first production of six to twelve months beyond the initial start-up target in 2023.

As previously reported, in January 2020, the Corporation announced a 16th discovery at the Uaru well located approximately 10 miles northeast of the Liza Field, which encountered 94 feet of high-quality oil-bearing sandstone reservoir.  This discovery adds to previously reported estimated gross discovered recoverable resources for the Stabroek Block of more than 8 billion boe.

Midstream:

The Midstream segment had net income of $61 million in the first quarter of 2020, compared with net income of $37 million in the prior-year quarter.  The improved first quarter 2020 results primarily reflect higher throughput volumes.

Corporate, Interest and Other:

After-tax expense for Corporate, Interest and Other was $123 million in the first quarter of 2020, compared with $114 million in the first quarter of 2019, which included capitalized interest expense of $7 million for the Liza Field.  Capitalized interest for the Liza Field ceased upon first production in December 2019.  First quarter 2020 corporate expenses included a charge of $7 million for legal costs related to former downstream businesses.

Capital and Exploratory Expenditures:

E&P capital and exploratory expenditures were $631 million in the first quarter of 2020, compared with $542 million in the prior-year quarter, primarily reflecting greater activity in the Bakken, and the tie-in of the Esox-1 well to the Tubular Bells production facilities in the Gulf of Mexico.  E&P capital and exploratory expenditures are now projected to be approximately $1.9 billion, $1.1 billion lower than beginning of year guidance primarily reflecting a reduction in the Bakken rig count and deferral of capital in Guyana.

Midstream capital expenditures were $57 million in the first quarter of 2020, down from $127 million in the prior-year quarter which reflected the prior-year acquisition of crude oil, gas and water gathering assets from Summit Midstream Partners.

Liquidity:

Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $2.1 billion and debt and finance lease obligations totaling $6.6 billion at March 31, 2020.  As previously announced in March 2020, the Corporation entered into a $1.0 billion three year term loan agreement with JPMorgan Chase Bank, N.A.  The term loan contains provisions that require the Corporation to reduce JPMorgan’s initial funded amount.  The Corporation is currently in the process of syndicating with other lenders.  The Corporation’s debt to capitalization ratio as defined in its debt covenants, which excludes the impact of noncash impairment charges, was 42.0 percent at March 31, 2020 and 39.6 percent at

December 31, 2019.  The Corporation has no near-term debt maturities aside from the new term loan.  At March 31, 2020, the fair value of its crude oil put option hedge contracts, which cover more than 80 percent of its remaining 2020 oil production, was $1.1 billion.

The Midstream segment had cash and cash equivalents of $3 million and total debt of $1,815 million at March 31, 2020.

Net cash provided by operating activities was $445 million in the first quarter of 2020, up from $238 million in the first quarter of 2019.  Net cash provided by operating activities before changes in operating assets and liabilities2 was $502 million in the first quarter of 2020, compared with $635 million in the prior-year quarter.  Changes in operating assets and liabilities in the first quarter of 2020 were a net outflow of $57 million.

Items Affecting Comparability of Earnings Between Periods:

The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended
	March 31,
	(unaudited)
	2020	2019
	(In millions)
Exploration and Production	$(2,251)	$—
Midstream	—	—
Corporate, Interest and Other	—	—
Total items affecting comparability of earnings between periods	$(2,251)	$—

First Quarter 2020:  Exploration and Production results include noncash impairment charges totaling $2.1 billion ($2.0 billion after income taxes), related to South Arne (Denmark), NMB (Malaysia), Stampede and Tubular Bells (Gulf of Mexico) fields, due to a lower long-term crude oil price outlook.  Exploration and Production results also include noncash charges totaling $152 million ($150 million after income taxes) to expense previously capitalized exploratory well costs and exploration leasehold costs, primarily in the Gulf of Mexico due to changes in the planned capital program.  Other charges include $53 million ($52 million after income taxes) recorded in Marketing expense to reflect crude oil inventories at quarter-end market value and $21 million ($20 million after income taxes) recorded to Impairment expense for rig termination costs and surplus materials and supplies.

[2]

“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non‑GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 8 and 9.

Reconciliation of U.S. GAAP to Non-GAAP measures:

The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended
	March 31,
	(unaudited)
	2020	2019
	(In millions)
Net income (loss) attributable to Hess Corporation	$(2,433)	$32
Less: Total items affecting comparability of earnings between periods	(2,251)	—
Adjusted net income (loss) attributable to Hess Corporation	$(182)	$32

The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended
	March 31,
	(unaudited)
	2020	2019
	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$502	$635
Changes in operating assets and liabilities	(57)	(397)
Net cash provided by (used in) operating activities	$445	$238

Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.

Forward-looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature.  Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, natural gas liquids and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; our plan to syndicate the $1 billion term loan; expected timing and completion of our development projects; and future economic and market conditions in the oil and gas industry.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future.  Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements.  The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, natural gas liquids and natural gas and competition in the oil and gas exploration and production industry, including as a result of the global COVID-19 pandemic; potential disruption or interruption of our operations due to catastrophic events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks or health measures related to COVID-19; reduced demand for our products, including due to the global COVID-19 pandemic or the outbreak of any other public health threat or due to the impact of competing or alternative energy products and political conditions and events, such as instability, changes in governments, armed conflict, and economic sanctions; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions; potential failures or delays in achieving expected production levels given inherent uncertainties in estimating quantities of proved reserves; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and well fracking bans; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including our ability to fully syndicate the term loan, as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation, including heightened risks associated with being a general partner of Hess Midstream LP; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).

As and when made, we believe that our forward-looking statements are reasonable.  However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make.  Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Non-GAAP financial measures

The Corporation has used non-GAAP financial measures in this earnings release.  “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods.  “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities.  Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations.  Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt.  These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities.  A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.

Cautionary Note to Investors

We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

For Hess Corporation

Investor Contact:

Jay Wilson

(212) 536-8940

Media Contacts:

Lorrie Hecker

(212) 536-8250

Jamie Tully

Sard Verbinnen & Co

(312) 895-4700

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019

Income Statement

Revenues and non-operating income:
Sales and other operating revenues	$1,354	$1,572	$1,683
Other, net	15	27	16
Total revenues and non-operating income	1,369	1,599	1,699

Costs and expenses:
Marketing, including purchased oil and gas	378	408	428
Operating costs and expenses	303	266	365
Production and severance taxes	42	39	52
Exploration expenses, including dry holes and lease impairment	189	34	106
General and administrative expenses	102	87	131
Interest expense	113	98	95
Depreciation, depletion and amortization	561	498	586
Impairment	2,126	—	—
Total costs and expenses	3,814	1,430	1,763

Income (loss) before income taxes	(2,445)	169	(64)
Provision (benefit) for income taxes	(79)	94	119
Net income (loss)	(2,366)	75	(183)
Less: Net income (loss) attributable to noncontrolling interests	67	43	39
Net income (loss) attributable to Hess Corporation	(2,433)	32	(222)
Less: Preferred stock dividends	—	4	—
Net income (loss) attributable to Hess Corporation common stockholders	$(2,433)	$28	$(222)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	March 31,	December 31,
	2020	2019
Balance Sheet Information

Assets:
Cash and cash equivalents	$2,080	$1,545
Crude oil derivative contracts	1,098	125
Other current assets	1,092	1,486
Property, plant and equipment – net	14,811	16,814
Operating lease right-of-use assets – net	386	447
Finance lease right-of-use assets – net	187	299
Other long-term assets	1,063	1,066
Total assets	$20,717	$21,782

Liabilities and equity:
Current maturities of long-term debt	$3	$—
Current portion of operating and finance lease obligations	146	199
Other current liabilities	1,798	2,311
Long-term debt	8,191	7,142
Long-term operating lease obligations	357	353
Long-term finance lease obligations	233	238
Other long-term liabilities	1,811	1,833
Total equity excluding other comprehensive income (loss)	6,961	9,431
Accumulated other comprehensive income (loss)	239	(699)
Noncontrolling interests	978	974
Total liabilities and equity	$20,717	$21,782

	March 31,	December 31,
	2020	2019
Total Debt
Hess Corporation	$6,379	$5,389
Midstream (a)	1,815	1,753
Hess Consolidated	$8,194	$7,142

(a)  Midstream debt is non-recourse to Hess Corporation.

	March 31,	December 31,
	2020	2019
Debt to Capitalization Ratio (a)
Hess Consolidated	50.8%	43.2%
Hess Corporation as defined in debt covenants	42.0%	39.6%

(a)  Includes finance lease obligations.

	Three Months Ended
	March 31,
	2020	2019
Interest Expense
Gross interest expense – Hess Corporation	$88	$90
Less: Capitalized interest – Hess Corporation	—	(7)
Interest expense – Hess Corporation	88	83
Interest expense – Midstream (a)	25	15
Interest expense – Consolidated	$113	$98

(a)  Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Cash Flow Information

Cash Flows from Operating Activities:
Net income (loss)	$(2,366)	$75	$(183)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	561	498	586
Impairment	2,126	—	—
Exploratory dry hole costs	135	—	39
Exploration lease and other impairment	32	7	3
Pension settlement loss	—	—	5
Stock compensation expense	29	27	19
Noncash (gains) losses on commodity derivatives, net	70	29	29
Provision (benefit) for deferred income taxes and other tax accruals	(85)	(1)	22
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	502	635	520
Changes in operating assets and liabilities	(57)	(397)	(234)
Net cash provided by (used in) operating activities	445	238	286

Cash Flows from Investing Activities:
Additions to property, plant and equipment - E&P	(740)	(521)	(713)
Additions to property, plant and equipment - Midstream	(78)	(150)	(112)
Payments for Midstream equity investments	—	(7)	—
Other, net	—	(2)	—
Net cash provided by (used in) investing activities	(818)	(680)	(825)

Cash Flows from Financing Activities:
Net borrowings (repayments) of debt with maturities of 90 days or less	60	199	(144)
Debt with maturities of greater than 90 days:
Borrowings	1,000	—	760
Repayments	—	(3)	—
Payments on finance lease obligations	(1)	(23)	(2)
Common stock acquired and retired	—	(25)	—
Cash dividends paid	(81)	(88)	(75)
Noncontrolling interests, net	(63)	(13)	(312)
Other, net	(7)	1	(6)
Net cash provided by (used in) financing activities	908	48	221

Net Increase (Decrease) in Cash and Cash Equivalents	535	(394)	(318)
Cash and Cash Equivalents at Beginning of Period	1,545	2,694	1,863
Cash and Cash Equivalents at End of Period	$2,080	$2,300	$1,545

Additions to Property, Plant and Equipment included within Investing Activities:
Capital expenditures incurred	$(666)	$(642)	$(920)
Increase (decrease) in related liabilities	(152)	(29)	95
Additions to property, plant and equipment	$(818)	$(671)	$(825)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures:
United States
North Dakota	$322	$271	$369
Offshore and Other	93	52	173
Total United States	415	323	542
Guyana	176	181	274
Malaysia and JDA	32	32	28
Other	8	6	32
E&P Capital and exploratory expenditures	$631	$542	$876

Total exploration expenses charged to income included above	$22	$27	$64

Midstream Capital expenditures	$57	$127	$108

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)

(IN MILLIONS)

	First Quarter 2020
Income Statement	United States		International		Total

Total revenues and non-operating income:
Sales and other operating revenues	$1,122		$232		$1,354
Other, net	4		4		8
Total revenues and non-operating income	1,126		236		1,362

Costs and expenses:
Marketing, including purchased oil and gas (a)	419		6		425
Operating costs and expenses	137		77		214
Production and severance taxes	40		2		42
Midstream tariffs	241		—		241
Exploration expenses, including dry holes and lease impairment	156		33		189
General and administrative expenses	45		7		52
Depreciation, depletion and amortization	394		127		521
Impairment	697		1,429		2,126
Total costs and expenses	2,129		1,681		3,810

Results of operations before income taxes	(1,003)		(1,445)		(2,448)
Provision (benefit) for income taxes	—		(77)		(77)
Net income (loss) attributable to Hess Corporation	$(1,003)	(b)	$(1,368)	(c)	$(2,371)

	First Quarter 2019
Income Statement	United States		International		Total

Total revenues and non-operating income:
Sales and other operating revenues	$1,233		$339		$1,572
Other, net	2		18		20
Total revenues and non-operating income	1,235		357		1,592

Costs and expenses:
Marketing, including purchased oil and gas (a)	440		(6)		434
Operating costs and expenses	158		55		213
Production and severance taxes	37		2		39
Midstream tariffs	162		—		162
Exploration expenses, including dry holes and lease impairment	22		12		34
General and administrative expenses	37		5		42
Depreciation, depletion and amortization	337		127		464
Total costs and expenses	1,193		195		1,388

Results of operations before income taxes	42		162		204
Provision (benefit) for income taxes	—		95		95
Net income (loss) attributable to Hess Corporation	$42	(d)	$67		$109
(a)	Includes amounts charged from the Midstream segment.
(b)	After-tax gains from realized crude oil hedging activities totaled $53 million (noncash premium amortization: $63 million; cash settlement: $116 million).
(c)	After-tax gains from realized crude oil hedging activities totaled $11 million (noncash premium amortization: $7 million; cash settlement: $18 million).
(d)	After-tax gains from realized crude oil hedging activities totaled $15 million (noncash premium amortization: $29 million; cash settlement: $44 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)

(IN MILLIONS)

	Fourth Quarter 2019
Income Statement	United States		International	Total

Total revenues and non-operating income:
Sales and other operating revenues	$1,327		$356	$1,683
Other, net	3		4	7
Total revenues and non-operating income	1,330		360	1,690

Costs and expenses:
Marketing, including purchased oil and gas (a)	456		8	464
Operating costs and expenses	194		82	276
Production and severance taxes	50		2	52
Midstream tariffs	213		—	213
Exploration expenses, including dry holes and lease impairment	71		35	106
General and administrative expenses	56		7	63
Depreciation, depletion and amortization	414		133	547
Total costs and expenses	1,454		267	1,721

Results of operations before income taxes	(124)		93	(31)
Provision (benefit) for income taxes	—		33	33
Net income (loss) attributable to Hess Corporation	$(124)	(b)	$60	$(64)
(a)	Includes amounts charged from the Midstream segment.
(b)	After-tax losses from realized crude oil hedging activities totaled $2 million (noncash premium amortization: $29 million; cash settlement: $27 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota (a)	114	86	106
Offshore	48	49	46
Total United States	162	135	152
Guyana	15	—	1
Malaysia and JDA	4	4	5
Denmark	6	6	6
Libya	4	19	19
Total	191	164	183

Natural gas liquids - barrels
United States
North Dakota (a)	49	34	46
Offshore	7	6	6
Total United States	56	40	52

Natural gas - mcf
United States
North Dakota (a)	162	79	133
Offshore	113	92	105
Total United States	275	171	238
Malaysia and JDA	325	381	357
Denmark	6	7	8
Libya	5	13	15
Total	611	572	618

Barrels of oil equivalent	349	299	338
(a)	Net production from the Bakken was 190,000 boepd in the first quarter of 2020, 130,000 boepd in the first quarter of 2019 and 174,000 boepd in the fourth quarter of 2019.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Sales Volumes

Sales Volumes Per Day (in thousands) (a)
Crude oil - barrels	176	155	179
Natural gas liquids - barrels	56	40	52
Natural gas - mcf	611	572	618
Barrels of oil equivalent	334	290	334

Sales Volumes (in thousands) (a)
Crude oil - barrels	16,052	13,940	16,467
Natural gas liquids - barrels	5,097	3,631	4,749
Natural gas - mcf	55,620	51,435	56,810
Barrels of oil equivalent	30,419	26,144	30,684
(a)	Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

EXPLORATION AND PRODUCTION OPERATING DATA

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
Onshore	$44.05	$52.16	$51.83
Offshore	49.33	59.30	56.48
Total United States	45.63	54.76	53.25
Guyana	43.26	—	—
Malaysia and JDA	51.24	59.38	62.18
Denmark	55.60	67.26	63.09
Libya	—	62.71	64.32
Worldwide	45.94	55.91	54.90

Crude oil - per barrel (excluding hedging)
United States
Onshore	$40.54	$50.91	$52.01
Offshore	45.65	58.05	56.68
Total United States	42.07	53.51	53.43
Guyana (a)	36.79	—	—
Malaysia and JDA	51.24	59.38	62.18
Denmark	49.14	67.26	63.09
Libya	—	62.71	64.32
Worldwide	42.08	54.84	55.05

Natural gas liquids - per barrel
United States
Onshore	$9.31	$18.69	$13.81
Offshore	9.39	17.21	14.31
Worldwide	9.32	18.46	13.87

Natural gas - per mcf
United States
Onshore	$1.28	$2.46	$1.49
Offshore	1.32	2.54	1.90
Total United States	1.30	2.50	1.67
Malaysia and JDA	4.71	5.28	4.64
Denmark	3.73	4.02	3.73
Libya	4.89	5.14	4.48
Worldwide	3.16	4.43	3.48
(a)

Hess Corporation sold its first allocated one million barrel cargo of oil from the Liza Field in March 2020.  The realized price reflects the Brent benchmark prices used in the pricing formula at the time of sale in March.

The following is a summary of the Corporation’s outstanding crude oil put options for calendar year 2020:

	WTI	Brent
Barrels of oil per day	130,000	20,000
Average monthly floor price	$55	$60